UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 9, 2025

Nordstrom, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-15059	91-0515058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1617 Sixth Avenue, Seattle, Washington 98101

(Address of principal executive offices)

Registrant’s telephone number, including area code (206) 628-2111

Inapplicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, without par value	JWN	New York Stock Exchange
Common stock purchase rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 Other Events.

As previously disclosed, on December 22, 2024, Nordstrom, Inc., a Washington corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Norse Holdings, Inc., a Delaware corporation (“Parent”), and Navy Acquisition Co. Inc., a Washington corporation and a direct, wholly-owned subsidiary of Parent (“Acquisition Sub”). The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, Acquisition Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent.

Under the Merger Agreement, the Company is entitled to declare:

●	A special cash dividend (the “Special Dividend”) to holders of the Company’s common stock, no par value per share (the “Company Common Stock”), contingent upon the occurrence of the closing of the Merger (the “Closing”) and payable to shareholders of record as of a date that is no later than one trading day prior to the effective time of the Merger (the “Effective Time”) in an amount equal to (a) $0.25 per share or (b) if such amount would result in the Company Cash on Hand (as defined in the Merger Agreement) as of immediately prior to the Effective Time being less than $410 million after giving effect to the Special Dividend Payment (as defined in the Merger Agreement), the greatest amount per share of Company Common Stock less than $0.25 that would result in there being $410 million in Company Cash on Hand as of immediately prior to the Effective Time after giving effect to the Special Dividend Payment; and

●	A “stub period” cash dividend (the “Stub Period Dividend” and together with the Special Dividend, the “Dividends”) to holders of the Company Common Stock contingent upon the occurrence of the Closing and payable to shareholders of record as of a date that is no later than one trading day prior to the Effective Time in an amount equal to the product of (a) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time through and including immediately prior to the Effective Time and (b) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by 91 (such amount, the “Calculated Stub Period Dividend Amount”).

On May 9, 2025, the Company announced that the Board of Directors of the Company (the “Board”) has fixed May 19, 2025 as the record date for determining the holders of the Company Common Stock entitled to be paid the Dividends, if the Dividends are declared by the Board. As of the date hereof, the Board has not declared the Dividends or fixed the amount of the Dividends or their payment date.

In order to be paid the Dividends, if declared, holders of the Company Common Stock must hold their shares as of immediately prior to Closing. The amount of the Dividends and the payment date of the Dividends, if declared, will be disclosed by the Company prior to the Closing.

The Closing is subject to the satisfaction or waiver of certain conditions, including approval of the Merger Agreement by the requisite percentage of Company Common Stock at the Special Meeting of Shareholders of the Company called for May 16, 2025. The Company cannot assure you that the Dividends will be declared by the Board or, if declared, what their amount will be or whether they will be paid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.
(Registrant)

/s/ Ann Munson Steines
Ann Munson Steines
Chief Legal Officer,
General Counsel and Corporate Secretary

Date: May 9, 2025

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